SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 29, 2004

(Date of earliest event reported)

GUITAR CENTER, INC.

(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	95-4600862
(State or Other Jurisdiction of incorporation)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California 91362
(Address of Principal Executive Offices, including zip code)

(818) 735-8800
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

Financial Results for the Quarter and Year ended December 31, 2003

General.  On January 29, 2004, Guitar Center, Inc. (“Guitar Center” or the “Company”) reported its financial results for the quarter and year ended December 31, 2003.  Net income for our fourth quarter of 2003 increased 47.1% to $19.7 million, or $0.78 per diluted share, compared to net income in the fourth quarter of 2002 of $13.4 million, or $0.57 per diluted share.  Net income for the year ended December 31, 2003 increased 45.9% to $36.9 million, or $1.50 per diluted share, compared to net income for 2002 of $25.3 million, or $1.09 per diluted share.

Consolidated net sales for the quarter ended December 31, 2003 increased 18.2% to $395.8 million from $334.8 million in the same period last year.  Net sales for the year ended December 31, 2003 increased 15.8% to $1.275 billion compared with $1.101 billion for 2002.

Guitar Center Stores.  During the fourth quarter, we opened flagship Guitar Center stores in Manhattan, New York and Nashville, Tennessee, as well as a large format store in Saginaw, Michigan.  In total, we opened 14 new Guitar Center stores in 2003.  Net sales from Guitar Center stores were $306.3 million for the fourth quarter, an 18.2% increase from $259.2 million reported in the same period of 2002.  Comparable Guitar Center store sales increased 10% for the quarter.  Sales from new stores contributed $21 million and represent 44% of the total increase in Guitar Center store sales.  Net sales from Guitar Center stores for 2003 totaled $979.0 million, a 13.9% increase from $859.6 million in 2002.  Comparable Guitar Center store sales for the full year increased 7%.  Sales from new stores contributed $60 million and represent 51% of the total increase in Guitar Center store sales.

Fourth quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 27.7% compared with 27.9% in the fourth quarter of 2002.  This decrease reflects increased freight costs, partially offset by leveraging of occupancy costs.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 19.3% as a percentage of sales compared with 20.1% in the fourth quarter of 2002.  The decrease reflects leveraging due to higher than expected sales, partially offset by increased advertising and insurance expenses and profit sharing plan contribution accruals.

American Music Stores.  Net sales from American Music stores were $11.0 million for the fourth quarter, a 14.6% increase from $9.6 million generated in the fourth quarter of 2002.  Comparable American Music store sales increased 12% for the quarter.  Net sales from American Music stores for 2003 totaled $38.2 million, a 17.5% increase from $32.5 million in 2002.  Comparable American Music store sales for the full year increased 10%.

Fourth quarter gross margin for the American Music stores was 34.3% compared with 18.4% in the fourth quarter of 2002.  The fourth quarter 2002 gross margin was negatively impacted by inventory adjustments.  Selling, general and administrative expenses for the American Music stores were 43.4% as a percentage of sales compared with 44.2% in the fourth quarter of 2002.  Selling, general and administrative expenses reflect the continued systems implementation and infrastructure build out.  As a result, we incurred an operating loss of $1.0 million for the fourth quarter for these stores.

Direct Response Division.  In the fourth quarter, direct response sales increased 18.9% to $78.5 million from $66.0 million in the fourth quarter of 2002.  Direct response sales increased 23.6% to $257.9 million in 2003 from $208.7 million in 2002.

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In the fourth quarter, gross margin for the direct response division was 32.5% compared with 31.3% in the fourth quarter of 2002.  The increase in gross margin resulted primarily from an increase in selling margin.  Selling, general and administrative expenses for the direct response division were 20.8% in the fourth quarter compared to 20.2% in the same period last year.  The increase was primarily due to higher promotional activity to drive customers to the web site.

During the fourth quarter, we changed our method of accounting for the direct response division whereby we do not recognize revenue until the estimated date an order is received by the customer, instead of the date shipped.  This change resulted in a reduction of approximately $3.9 million in net sales, and of approximately $546,000 in net income, or $0.02 per diluted share, for the fourth quarter.

Credit Agreement Amendment.  We amended our credit agreement during the fourth quarter.  The amendment extended the facility to December 2007, reduced the interest rate spreads, reduced most of the fees, and relaxed a number of the restrictive covenants including those relating to debt incurrence, acquisitions, stock repurchases and similar matters.  In light of currently expected needs, the applicable borrowing base and our desire to minimize fees, we elected to reduce the facility size to $125 million.

Financial Tables.  In addition to the information above, the Company hereby incorporates by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 5 or otherwise to be deemed to have been filed with the Securities and Exchange Commission.

Item 12.  Results of Operations and Financial Condition.

The information in this Item 12, including that incorporated herein by reference, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On January 29, 2004, Guitar Center issued a press release announcing its financial results for the quarter and year ended December 31, 2003.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: January 29, 2004	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated January 29, 2004.

99.2	Financial tables attached to press release issued by Guitar Center, Inc., dated January 29, 2004